EXHIBIT 4(i)A
                          FARMLAND INDUSTRIES, INC.

                                 CERTIFICATE
                                OF DESIGNATION
                                     FOR
                   A SERIES OF PREFERRED SHARES DESIGNATED
            AS 8% SERIES A CUMULATIVE REDEEMABLE PREFERRED SHARES

                    (Pursuant to Section 17-6401(g) of the
               General Corporation Code of the State of Kansas)


            Farmland Industries, Inc., a corporation organized and existing under the laws of the State of Kansas, and having its principal office in Kansas City, Missouri (hereinafter called the "Corporation") DOES HEREBY CERTIFY that the following resolutions were duly and regularly adopted by the Board of Directors of the Corporation pursuant to authority conferred upon the Board of Directors by Article VI, Section 4 of the Articles of Incorporation and Bylaws of the Corporation, at a regular meeting duly called, convened and held on the 17th day of December, 1997, all in accordance with the Articles of Incorporation and Bylaws of the Corporation and the laws of the State of Kansas:

            RESOLVED, That pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Articles of Incorporation, a series of Preferred Stock of the Corporation is hereby created and that the designation and amount thereof and the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the shares of such series, are as follows:

            (i) DESIGNATION. The Series of Preferred Stock is hereby designated as "8% Series A Cumulative Redeemable Preferred Shares" (hereinafter referred to as the "Series A Preferred Shares").

            (ii) NUMBER. The maximum number of authorized shares of the Series A Preferred Shares shall be 2,000,000.

            (iii) RELATIVE SENIORITY. (A) In respect of rights to receive dividends and to participate in distribution of payments in the event of any liquidation, dissolution or winding up of the Corporation, the Series A Preferred Shares shall rank (x) senior to the common shares, associate member common shares and all other capital credits and shares of capital stock of the Corporation which, by their terms, rank junior to the Series A Preferred Shares and (y) except as described in the next sentence, on a parity with all other preferred shares of the Corporation which are not, by their terms, junior to the Series A Preferred Shares. The Corporation currently has outstanding certain preferred stock which ranks senior to the Series A Preferred Shares (the "Outstanding Senior Preferred Shares").

                        (B) So long as the Series A Preferred Shares remain outstanding, the Corporation will not authorize or issue any preferred shares which rank senior to the Preferred Shares, other than the Outstanding Senior Preferred Shares.

            (iv)  DIVIDENDS.

                        (A) The holders of the then outstanding Series A Preferred Shares shall be entitled to receive, when and as declared by the Board of Directors of the Corporation, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 8.0% of the liquidation preference of $50 per share per annum (equivalent to $4.00 per share per annum). Such dividends shall accumulate from December 19, 1997 and shall be payable quarterly in arrears on the 1st day of each February, May, August and November or, if not a Business Day (as defined below), the succeeding business day (each, a "Dividend Payment Date"). The first dividend on the Series A Preferred Shares will be payable on February 1, 1998. Any dividends payable on the Series A Preferred Shares will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the share records of the Corporation at the close of business on the applicable record date, which shall be the 15th day of the calendar month immediately prior to the month in which the applicable Dividend Payment Date falls or such other date designated by the Board of Directors of the Corporation that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a "Dividend Record Date").

                  "Business Day" means any day other than a Saturday, a Sunday, or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed.

                        (B) The amount of any dividends accumulated on any Series A Preferred Shares at any Dividend Payment Date shall be the amount of any unpaid dividends accumulated thereon to but excluding such Dividend Payment Date and the amount of dividends accumulated on any shares of Series A Preferred Shares at any date other than a Dividend Payment Date shall be equal to the sum of the amount of any unpaid dividends accumulated thereon to but excluding the last preceding Dividend Payment Date, plus an amount calculated on the basis of the annual dividend rate of $4.00 per share for the period after such last preceding Dividend Payment Date to and including the date as of which the calculation is made based on a 360-day year of twelve 30-day months. Dividends on the Series A Preferred Shares will accumulate whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared.

                        (C) Except as otherwise expressly provided herein, the Series A Preferred Shares will not be entitled to any dividends in excess of full cumulative dividends as described above and shall not be entitled to participate in the earnings or assets of the Corporation, and no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Shares which may be in arrears.

                         (D)   No dividends on the Series A Preferred Shares
shall be authorized by the Board of Directors of the Corporation or be paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law.

                         (E)   Except as provided in the immediately following
paragraph, unless full cumulative dividends on the Series A Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment therefor set apart for such payment on the Series A Preferred Shares for all past dividend periods and the then current dividend period, no dividends (other than in common shares, associate member common shares or other capital stock or capital credits ranking junior to the Series A Preferred Shares as to dividends and upon liquidation) shall be declared or paid or set aside for payment upon any preferred shares, common shares, associate member common shares or any other capital stock or capital credits of the Corporation ranking junior to or on a parity with the Series A Preferred Shares as to dividends or upon liquidation, nor shall any preferred shares, common shares, associate member common shares or any other capital stock or capital credits of the Corporation ranking junior to or on a parity with the Series A Preferred Shares as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid or made available for a sinking fund for the redemption of such shares) by the Corporation (except by conversion into or exchange for other capital stock or capital credits of the Corporation ranking junior to the Series A Preferred Shares as to dividends and upon liquidation and except to the extent any preferred shares existing at the date of original issue of the Series A Preferred Shares are redeemed at the option of the holders thereof as permitted by the terms of such preferred shares).

                         (F)   Notwithstanding the foregoing paragraph, the
Corporation shall be permitted to declare and pay or set apart for payment patronage dividends or refunds, subject to the limitation that, whenever the terms described in the foregoing paragraph would operate to restrict dividends, not more than 20% of such aggregate patronage dividends or refunds for any fiscal year shall be in cash, with the remainder to be paid in the form of common stock, associate member common stock, or capital credits. In addition, when dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Shares and other preferred shares of the Corporation ranking on a parity as to dividends with the Series A Preferred Shares, dividends may be declared on the Series A Preferred Shares and such other preferred shares provided that such dividends shall be declared pro rata so that the amount of dividends declared per Series A Preferred Share and per each other preferred share shall in all cases bear to each other the same ratio that the accumulated dividends per Series A Preferred Share and per such other preferred share bear to each other.

                          (G)   Any dividend payment made on the Series A
Preferred Shares shall first be credited against the earliest accumulated but unpaid dividend due with respect to such shares which remains payable.

            (v)   LIQUIDATION RIGHTS.

                          (A)   Upon the voluntary or involuntary liquidation,
dissolution or winding up of the Corporation (collectively, a "liquidation"), the holders of the Series A Preferred Shares then outstanding shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its shareholders liquidating distributions in cash or property at its fair market value as determined by the Corporation's Board of Directors in the amount of a liquidation preference equal to $50 per share plus accumulated and unpaid dividends, if any, thereon to the date of such liquidation, before any distribution of assets is made to holders of common shares, associate member common shares or any other capital stock or capital credits of the Corporation ranking junior to the Series A Preferred Shares as to liquidation rights.

                          (B)   After payment to the holders of the Series A
Preferred Shares of the full amount of the liquidating distributions to which they are entitled as provided in paragraph (v)(A), the holders of Series A Preferred Shares, as such, shall have no right or claim to any of the remaining assets of the Corporation.

                          (C)   If upon any voluntary or involuntary
liquidation, the legally available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on the Series A Preferred Shares and the corresponding amounts payable on all other preferred shares of the Corporation ranking on a parity with the Series A Preferred Shares in the distribution of assets upon liquidation, then the holders of the Series A Preferred Shares and such other preferred shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

                          (D)   Neither the sale, lease, transfer or conveyance
of all or substantially all of the property or business of the Corporation, nor the merger or consolidation of the Corporation into or with any other entity or the merger or consolidation of any other entity into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this paragraph (v).

            (vi)  REDEMPTION.

                          (A)   Optional Redemption.  The Preferred Shares are
not redeemable prior to December 15, 2022. On and after December 15, 2022, the Corporation may, at its option (subject to the provisions of this paragraph
(vi)), redeem at any time all or, from time to time, part of the Series A Preferred Shares, payable in cash at a per share redemption price (the "Redemption Price") set forth in the table below plus, in each case, accumulated and unpaid dividends, if any, thereon to and including the date fixed for redemption (the "Redemption Date"), without interest, to the extent the Corporation will have funds legally available therefor.

      If redeemed during the twelve month period,

Beginning December 15,              Redemption Price


2022 ...........................       $52.00
2023 ...........................        51.60
2024 ...........................        51.20
2025 ...........................        50.80
2026 ...........................        50.40
2027 and thereafter.............        50.00


               (B)  Procedures for Redemption.

               (1) Notice of redemption will be given by publication in a newspaper of general circulation in The City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the Redemption Date. A similar notice furnished by the Corporation will be mailed by the registrar, postage prepaid, not less than 30 nor more than 60 days prior to the Redemption Date, addressed to each holder of record of the Series A Preferred Shares to be redeemed at the address set forth in the share transfer records of the registrar. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series A Preferred Shares except as to the holder to whom notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which Series A Preferred Shares may be listed or admitted to trading, such notice shall state: (i) the Redemption Date; (ii) the Redemption Price; (iii) the number of Series A Preferred Shares to be redeemed; (iv) the place or places where the Series A Preferred Shares are to be surrendered for payment of the redemption price; and (v) that dividends on the Series A Preferred Shares to be redeemed will cease to accumulate on such redemption date. If fewer than all the Series A Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series A Preferred Shares to be redeemed from such holder.

               (2) If notice of redemption of any Series A Preferred Shares has been given in accordance with paragraph (vi)(B)(1) above and provided that on or before the Redemption Date specified in such notice all funds necessary for such redemption shall have been irrevocably set aside by the Corporation in trust for the benefit of the holders of any Series A Preferred Shares so called for redemption, then from and after the Redemption Date dividends will cease to accumulate on such Series A Preferred Shares, and such shares shall no longer be deemed outstanding and all rights of the holders of such Series A Preferred Shares will terminate, except the right to receive the Redemption Price. Upon surrender, in accordance with such notice, of certificates for any Series A Preferred Shares so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such Series A Preferred Shares shall be redeemed by the Corporation at the Redemption Price. In case fewer than all the Series A Preferred Shares represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed Series A Preferred Shares without cost to the holder thereof.

               (3) Any funds deposited with a bank or trust company for the purpose of redeeming Series A Preferred Shares shall be irrevocable except that:

                    (a) the Corporation shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any Series A Preferred Shares redeemed shall have no claim to such interest or other earnings; and

                    (b) any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series A Preferred Shares entitled thereto at the expiration of two years from the applicable Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Corporation, and after any such repayment, the holders of the Series A Preferred Shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

               (4) Unless full cumulative dividends on the Series A Preferred Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment therefor set apart for such payment on the Series A Preferred Shares for all past dividend periods and the then current dividend period, no Series A Preferred Shares shall be redeemed unless all outstanding Series A Preferred Shares are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series A Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Shares. In addition, unless full cumulative dividends on the Series A Preferred Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment therefor set apart for such payment on the Series A Preferred Shares for all past dividend periods and the then current dividend period, the Corporation shall not purchase or otherwise acquire, directly or indirectly, any Series A Preferred Shares; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series A Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Shares.

               (5) If the Redemption Date is after a Dividend Record Date and before the related Dividend Payment Date, the dividend payable on such Dividend Payment Date shall be paid to the holder in whose name the Series A Preferred Shares to be redeemed are registered at the close of business on such Dividend Record Date notwithstanding the redemption thereof between such Dividend Record Date and the related Dividend Payment Date or the Corporation's default in the payment of the dividend due. Except as provided in this paragraph (vi), the Corporation will make no payment or allowance for unpaid dividend, whether or not in arrears, on Series A Preferred Shares to be redeemed.

               (6) In case of redemption of less than all Series A Preferred Shares at the time outstanding, the Series A Preferred Shares to be redeemed shall be selected pro rata from the holders of record of such Series A Preferred Shares in proportion to the number of Series A Preferred Shares held by such holders (with adjustments to avoid redemption of fractional shares) or by any other equitable method determined by the Corporation.

          (vii) VOTING RIGHTS. Except as required by law, and as set forth below, the holders of the Series A Preferred Shares shall not be entitled to vote at any meeting of the shareholders or otherwise or to participate in any action taken by the Corporation or the shareholders thereof.

                    (A) So long as any Series A Preferred Shares remain outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least majority of the Series A Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting, alter or change the powers, preferences or special rights of the Series A Preferred Shares so as to affect them adversely; provided, however, that (1) any increase in the amount of the authorized preferred shares of the Corporation or the creation or the issuance of any other preferred shares of the Corporation, or (ii) any increase in the amount of authorized Series A Preferred Shares, in each case ranking on a parity with or junior to the Series A Preferred Shares with respect to the payment of dividends and the distribution of assets upon liquidation, shall not be deemed to adversely affect such powers, preferences or special rights.

                    The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to such vote or consent would otherwise be required shall be effected, all outstanding Series A Preferred Shares shall have been redeemed or called for redemption and sufficient funds shall have been irrevocably deposited in trust to effect such redemption.

                    (B) On each matter submitted to a vote of the holders of Series A Preferred Shares in accordance with this paragraph (vii), or as otherwise required by law, each Series A Preferred Share shall be entitled to one vote. With respect to each Series A Preferred Share, the holder may designate a proxy, with each such proxy having the right to vote on behalf of the holder.

          (viii) CONVERSION. The Series A Preferred Shares are not convertible into or exchangeable for any other property or securities of the Corporation.

          (ix)      RESTRICTIONS ON TRANSFER.

                    (A) The Series A Preferred Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act") and, until so registered, may not be offered or sold except to (i) "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) in reliance upon the exemption from the registration requirements of the Securities Act provided by Rule 144A, and (ii) institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) in transactions exempt from the registration requirements of the Securities Act.

                    (B) Until registered under the Securities Act, the Series A Preferred Shares may not be sold or otherwise transferred in an amount that is less than $100,000 in aggregate liquidation preference. Any such transfer of Series A Preferred Shares in an amount less than $100,000 in aggregate liquidation preference shall be deemed to be void and of no legal effect whatsoever. Any such transferee shall be deemed not to be the holder of such Series A Preferred Shares for any purpose, including, but not limited to, the receipt of dividends on such Series A Preferred Shares, and such transferee shall be deemed to have no interest whatsoever in such Series A Preferred Shares.

                    (C) Until the Series A Preferred Shares are registered under the Securities Act, all certificates representing such Series A Preferred Shares will bear a legend referring to the restrictions described above.



          IN WITNESS WHEREOF, Farmland Industries, Inc. has made this Certificate under its seal and the hand of Terry M. Campbell, Executive Vice President and Chief Financial Officer, authorized to exercise the duties ordinarily exercised by an Executive Vice President, and a Secretary, this 17th day of December, 1997.


                              FARMLAND INDUSTRIES, INC.


                              By ___________________________
                              Terry M. Campbell
                              Executive Vice President and
                              Chief Financial Officer



ATTEST


______________________________
Bernard L. Sanders
Secretary



STATE OF KANSAS      )
                     )    ss:
COUNTY OF            )


          BE IT REMEMBERED that on this 17th day of December, 1997, before me, the undersigned, a Notary Public in and for the County and State aforesaid, personally came Terry M. Campbell, Executive Vice President and Chief Financial Officer, of Farmland Industries, Inc., a corporation duly organized, incorporated and existing under the laws of the State of Kansas, who is personally known to me to be such officer, and who is personally known to me to be the same person who executed as such officer the above instrument in writing, and he duly acknowledges execution of the same as Executive Vice President and Chief Financial Officer of said corporation.

          IN WITNESS WHEREOF, I have hereunto subscribed my name and affixed my official seal the day and year last above written.



                                   _________________________
                                         Notary Public

My Commission expires: